UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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October 22, 2009

Dear Fellow Stockholder:

I am pleased to send to you a copy of our 2009 proxy statement, which includes a recommendation to stockholders from our Board of Directors to approve an additional 2.5 million shares for issuance under our 2007 Omnibus Award Plan (Plan) at our November annual meeting. The Board believes that the approval of these new shares is critical to the ongoing growth and profitability of Broadridge.

While many of our peers and other companies have undergone a great deal of financial difficulty over the past year, we have been quite resilient with respect to both earnings growth and share price. In August, our Board doubled the amount of our quarterly dividend and authorized a share buy back program to repurchase up to 10 million Broadridge shares, reinforcing our commitment to long-term stockholder value. Our long-term business strategy continues to provide strong and predictable free cash flows, as well as many opportunities for future growth. This long-term strategy is being carried out by a highly-engaged associate population that continues to find ways to improve our operating margins and provide innovative solutions to our clients.

We have granted long-term incentives in the form of Restricted Stock Units (RSUs) and/or stock options to our associates every year since our spin-off from ADP in 2007. Over 1,200 Broadridge associates, or 25% of our total associate population, have participated in our equity grant plans since the spin-off, and we believe that there are several advantages to continuing with these plans:

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Strong Associate Retention Value. Our RSUs have a vesting period of 30 months, while stock options have a gradual vesting schedule of up to five years and a termination date 10 years from the grant date.

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Alignment with Stockholder Interests. For our seniormost executives, RSUs are earned only if pre-established two-year earnings goals are achieved. In addition, stock options only provide value to recipients once the stock price has risen above the exercise price set on the grant date.

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Fostering an Ownership Culture. Associates participating in the RSU plan receive Broadridge shares at the conclusion of the vesting period, thus creating employee owners. These shares receive dividends and grow in value at the same rate as the shares held by our stockholders; another example of our associates’ interests being aligned with all other stockholders.

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Market Competitiveness. We believe that we need to continue to grant stock-based compensation to our key talent in order to provide a total rewards package that is competitive with our external market. In fact, as many of our peers’ stock prices have fallen, our equity plans and continued strong stock price have combined to provide us with a competitive advantage to attract top talent from other companies.

These additional shares will allow us to continue our annual RSU grants and stock option grants for a minimum of 12 months, while also creating a share reserve that can be used for strategic initiatives such as retaining key employees of companies we acquire, or making grants to new senior executive hires. Without the approval of these additional shares, we will have to significantly curtail our planned equity grants over the next year, thus potentially reducing associate retention and alignment with stockholders.

We strongly encourage you to support these goals by voting FOR this Plan amendment, as well as the Board voting recommendations of voting FOR the election of directors and FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Please contact our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 487-4870 or if you need assistance with voting your shares.

Sincerely,

Richard J. Daly

Chief Executive Officer